UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2022 biote Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40128	85-1791125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 W. Walnut Hill Ln #100
Irving, Texas 75038
(Address of principal executive offices, including zip code)

(844) 604-1246

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	OTC Pink Open Market
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	BTMDW	OTC Pink Open Market

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2022, biote Corp. (the “Company”) announced the appointment of Samar Kamdar as Chief Financial Officer (principal accounting and principal financial officer) of the Company, effective immediately. Mr. Kamdar will succeed Robbin Gibbins who is currently expected to stay with the Company through November 15, 2022 to assist with the transition and work on special projects.

Mr. Kamdar, age 43, joins the Company from Slync, Inc. (d/b/a Slync.io), a logistical technology company, where he served as the chief financial officer from September 2021 to June 2022. Prior to joining Slync.io, Mr. Kamdar served as the chief financial officer of TaxAct Inc., a tax preparation software company, from August 2018 to August 2021. Prior to joining TaxAct Inc., Mr. Kamdar served as the vice president of finance of Crossmark, Inc., a sales and marketing services company that operates within the consumer goods industry, from September 2014 until August 2018. Mr. Kamdar holds a B.S. in electrical engineering from Baylor University and a M.B.A. from the University of Texas, McCombs School of Business.

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Kamdar, dated as of August 24, 2022 (the “Employment Agreement”). The Employment Agreement provides for Mr. Kamdar’s at-will employment as the Chief Financial Officer for a term commencing on August 24, 2022 and continuing until terminated by either the Company or Mr. Kamdar. Under the terms of the Employment Agreement, Mr. Kamdar will be entitled to: (i) an annualized base salary of $350,000 per year; (ii) annual bonus up to 40% of his base salary; (iii) an initial grant of 250,000 stock options pursuant to the Company’s 2022 Equity Incentive Plan and eligibility to participate in the 2022 Equity Incentive Plan; and (iv) eligibility to participate in the Company’s employee benefit plans and programs in accordance with the terms and conditions of the applicable plans and programs.

Other than the foregoing, Mr. Kamdar is not party to any arrangement or understanding with any other pursuant to which he was appointed as an officer, nor is either party to any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K involving the Company. There are no family relationships between Mr. Kamdar and any of the Company’s directors and executive officers.

The foregoing description of the Employment Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Robbin Gibbins, the Company’s current Chief Financial Officer, will transition out of his role, effective immediately. However, Mr. Gibbins is currently expected to remain employed by the Company through November 15, 2022. Mr. Gibbins’ transition is by mutual agreement with the Company and is unrelated to the Company’s quarterly financial results or any disagreement with the Company over its accounting principles, practices or financial disclosures. The Company thanks Mr. Gibbins for his service to the Company and its stockholders.

We currently expect that Mr. Gibbins will enter into an executive transition agreement with the Company (the “Transition Agreement”), which will specify the terms of his continuing employment during the transition period. Pursuant to the Transition Agreement expected to be entered into between the Company and Mr. Gibbins, we expect that Mr. Gibbins will remain employed with the Company through November 15, 2022, to assist with the transition and work on special projects. Except as otherwise set forth in the expected Transition Agreement, all other terms and conditions set forth in Mr. Gibbins’ Amended and Restated Employment Agreement, effective as of May 26, 2022, by and between BioTE Medical, LLC and Robbin Gibbins, a copy of which was filed as Exhibit 10.7 to the Company’s Form S-1, filed on August 8, 2022, which is incorporated herein by reference, are expected to remain in full force and effect.

The above description of the Transition Agreement is based on the Company’s current expectations and is not complete. In the event that the Transition Agreement is entered into, the description provided above is qualified in its entirety by reference to the text of the agreement, which the Company currently expects will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Item 7.01 Regulation FD Disclosure.

On August 24, 2022, the Company issued a press release with respect to the management changes described in Item 5.02 of this Current Report on Form 8-K. A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 24, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTE CORP.

By:	/s/ Teresa S. Weber
Name:	Teresa S. Weber
Title:	Chief Executive Officer

Date: August 24, 2022